                                  Registration No. 333-04463
=================================================================


               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                     --------------------

                  POST-EFFECTIVE AMENDMENT TO
                         Form S-8
                    REGISTRATION STATEMENT
                            UNDER
                  THE SECURITIES ACT OF 1933
                     --------------------

                  Consolidated Edison, Inc.
    (Exact name of Registrant as specified in its charter)

      New York                             13-3965100
(State of incorporation)     (I.R.S. Employer Identification No.)

                         4 Irving Place
                    New York, New York 10003
                (Address, including zip code, of
            Registrant's principal executive offices)

          Consolidated Edison, Inc. 1996 Stock Option Plan
                   (Full title of the plan)
                     --------------------

     JOAN S. FREILICH,         or        PETER J. O'SHEA, JR.
   Senior Vice President and          Senior Vice President and
   Chief Financial Officer                 General Counsel

                         4 Irving Place
                    New York, New York 10003
                         (212) 460-3900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     ---------------------


Consolidated Edison, Inc. ("Registrant") is the successor issuer of
Consolidated Edison Company of New York, Inc. ("CECONY") pursuant to the Agreement and Plan of Exchange referenced as Exhibit 2 hereto and, pursuant to Rule 414(d) under the Securities Act of 1933, hereby expressly adopts CECONY's Registration Statement on Form S-8 (No. 333-04463) as Registrant's own registration statement for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.
=================================================================

                            PART I

         INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

*Item 1.  Plan Information.

*Item 2.  Registrant Information and Employee Plan Annual
          Information.

----------
* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the note to Part I of Form S-8.


                           PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by Registrant or Consolidated Edison Company of New York, Inc. ("CECONY") with the Securities and Exchange
Commission,  and are  hereby  incorporated  by  reference  in this  Registration
Statement:

     (a) CECONY's Annual Report on Form 10-K for the year ended
         December 31, 1996;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1996.

      (c) The description of Registrant's Common Shares ($.10 par value) contained under the caption "Proposal No. 1- The Holding Company Proposal- Holding Company Capital Stock" in the Proxy Statement and Prospectus included in the Registration Statement on Form S-4 of Registrant, which was declared effective October 31, 1997 (No. 333-39164).

In addition, all documents filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.


Item 6. Indemnification of Directors and Officers.

     Reference is made to Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") which provide for indemnification of directors and officers. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or
(ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

     Article SIXTH of Registrant's Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other enterprise, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof.

     As permitted by Section 726 of the NYBCL, Registrant has insurance (a) to indemnify Registrant for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by Registrant. No insurance payment will be made to any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Registrant may also purchase insurance coverage insuring the directors and officers of Registrant against certain liabilities that could arise in connection with administration of Registrant's employee benefit plans.

Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8. Exhibits.

     See Exhibit Index.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                            II-4

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 2nd day of January, 1998.

                              Consolidated Edison, Inc.

                             By       Joan S. Freilich
                                      Joan S. Freilich
                                     Senior Vice President
                                   and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Name                              Title
Eugene R. McGrath*        Chairman of the Board of Directors,
                          President and Chief Executive Officer
                          and Director
                            (Principal Executive Officer)
Joan S. Freilich*          Senior Vice President and Chief
                            Financial Officer and Director
                            (Principal Financial Officer)
Hyman Schoenblum*          Vice President, Controller and Chief
                               Accounting Officer
                            (Principal Accounting Officer)
E. Virgil Conway*          Director
Gordon J. Davis*           Director
Ruth M. Davis*             Director
Ellen V. Futter*           Director
Arthur Hauspurg*           Director
Sally Hernandez-Pinero*    Director
Donald K. Ross*            Director
Robert G. Schwartz*        Director
Richard A. Voell*          Director
Stephen R. Volk*           Director
 ---------------
* Joan S. Freilich, pursuant to Powers of Attorney (executed by each of the officers and Directors listed above, and filed as Exhibit 24 hereto), by signing her name hereto does hereby sign and execute this Post-Effective Amendment No. 1 to Registration Statement on behalf of each of the officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.
                                               Joan S. Freilich
                                               Joan S. Freilich
January 2, 1998              - II-5 -

                     INDEX TO EXHIBITS


                                                    SEQUENTIAL
EXHIBIT                                           NUMBER AT WHICH
  NO.                  DESCRIPTION                 EXHIBIT BEGINS

2.    -- Agreement and Plan of Exchange.
         (Incorporated by reference to Exhibit A
         to the Proxy Statement and Prospectus in
         Part I of Registrant's Registration Statement on Form S-4 (No. 333-39164).)

3.1 -- Restated Certificate of Incorporation of Registrant. (Incorporated by reference to Exhibit B to the Proxy Statement and Prospectus in Part I of Registrant's
         Registration Statement on Form S-4
         (No. 333-39164).)

3.2 -- By-laws of Registrant. (Incorporated by reference to Exhibit C to the Proxy Statement and Prospectus in Part I of Registrant's
         Registration Statement on Form S-4
         (No. 333-39164).)

23.   -- Consent of Price Waterhouse LLP.

24    -- Powers of Attorney.

99    -- Consolidated Edison Company of New York, Inc.
         1996 Stock Option Plan (Incorporated by reference to Exhibit 10.47 in CECONY's Annual Report on Form
         10-K for the year ended December 31, 1995
         (File No. 1-1217).)